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SEC 1913 (3-99)

        PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT



Except for the historical and present factual information contained herein, the matters set in this presentation, including statements as to the expected benefits of the merger such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the merger cannot be fully realized, the possibility that costs or difficulties related to the integration of our businesses will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in Pogo's reports filed with the SEC. Pogo and North Central disclaim any responsibility to update these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Additional information regarding the transaction can be found in the company's Current Reports on Form 8-K filed on November 20, 2000 and the Company's Preliminary Proxy Statement on Schedule 14A filed on January 12, 2001.

ADDITIONAL INFORMATION

Investors and security holders of Pogo Producing Company are urged to read the definitive proxy statement regarding the business combination transactions referred to in this conference call, when it becomes available, because it will contain important information. The definitive proxy statement will be filed with the SEC by Pogo Producing Company. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by Pogo Producing Company with the SEC at the SEC's website at www.sec.gov. The definitive proxy statement and these other documents may also be obtained free of charge by directing a request to Pogo Producing Company, 5 Greenway Plaza, Suite 2700, Houston, TX 77046, Attn: Investor Relations, or by telephone at (713)297-5000 or by fax at (713) 297-5100.

In addition, the identity of the individuals who, under SEC rules, may be considered "participants in the solicitation" of Pogo Producing Company stockholders, in connection with the proposed merger, and information concerning their interests, is available in an SEC filing under Schedule 14A made by Pogo Producing Company on November 20, 2000 and the Company's Preliminary Proxy Statement on Schedule 14A filed on January 23, 2001.

A rebroadcast of the teleconference call that the following transcript originates from can be found at www.pogoproducing.com and www.streetfusion.com. The rebroadcast will be available on both of these websites through February 6, 2001. Real Network's Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or www.microsoft.com/windows/mediaplayer.

                             POGO PRODUCING COMPANY
                         YEAR END 2000 CONFERENCE CALL
                                January 23, 2001
                                 3:30 p.m. EST


CHAIRPERSON: Paul Van Wagenen, Chairman and CEO

[OP = Operator                   PV = Paul Van Wagenen             JU = Jim Ulm
SP = Unidentified Speaker

OP: Ladies and gentlemen, thank you for standing by. Welcome to the Pogo Producing Company Year End 2000 Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. At that time, if you have a question, you will need to press the "1" followed by the "4" on your telephone. As a reminder, this conference is being recorded today, Tuesday, January 23, 2001. I would now like to turn the conference over to Mr. Paul Van Wagenen, Chairman and Chief Executive Officer. Please, go ahead, sir.

PAUL VAN WAGENEN

     Thank you, Cathleen. And thank you to our listeners for joining us today for an overview of our quarterly and annual results highlighted in the press release issued this morning. I am Paul Van Wagenen, Chairman and Chief Executive Officer of the company. With me today are Jim Ulm, Pogo's Chief Financial Officer; and Stuart Burbach, Pogo's Chief Exploration Officer. After our remarks, we will be happy to answer any questions that you might have.

     Before I begin, I want to remind you that this conference call will contain statements that might be considered forward-looking and our forward-looking statement policy can be found at the bottom of today's press release, and will be updated from time-to-time in our SEC filings.

     Pogo has just completed a splendid year. It is a story of growth, innovation and promises kept. In 2000, the company achieved an impressive 33% increase in year-over-year production growth, made especially noteworthy because it was accomplished entirely with the drill bit. Most of Pogo's dramatic production growth was in Thailand, as Pogo has established a permanent planned international presence. Of paramount importance, the company expects

POGO PRODUCING COMPANY - January 23, 2001                               Page 2

further sequential production increases both in Thailand and domestically for each of the next two years.

     In 1999, Pogo reported company-wide average daily production of 41,700 equivalent barrels of oil and natural gas per day. In 2000, Pogo's average daily production jumped to 55,700 equivalent barrels per day - a 33% year-over-year increase. That production was also extraordinarily well balanced, with 51% of it crude oil and liquid hydrocarbons, and 49% natural gas.

     Achieving a 33% increase in production without making a significant acquisition of proven reserves from another producer would ordinarily signal a reduction in the company's proven reserves base. Happily, that was not the case with Pogo in 2000. In fact, it was the ninth consecutive year that Pogo's successful drilling program yielded sufficient newly discovered reserves to more than offset Pogo's production for that year.

     Moreover, Pogo's record of constantly increasing proven reserves holds true separately for both our domestic property component and for Thailand as well.
At year end 1999, Pogo's company-wide proven reserves, as estimated by the independent engineers at Ryder Scott, stood at 847.4 billion cubic feet of equivalent hydrocarbons or BCFE. During 2000, Pogo produced and sold some 122 BCFE, or about 15% of those proven reserves.

     Meanwhile, the company discovered enough new reserves on its leases to more than replace all of those record high production volumes, raising Pogo's year end 2000 proven reserves to 941.9 BCFE. That number reflects a company-wide 177% replacement of Pogo's high production of 2000.

     We're particularly proud of our fourth quarter drilling program in the Gulf of Mexico. We successfully drilled two of the excellent prospects that we acquired in the March 2000 federal outer continental shelf lease sale. The two-block prospect at Ewing Banks, Blocks 871 and 872, was drilled last quarter and discovered some 134 feet of oil across two different reservoirs. It was flow-tested from one of the two pay intervals at a calculated daily rate of approximately 4,300 barrels of oil and 2.9 million cubic feet of natural gas. A second well on the Ewing Banks prospect is presently being drilled, and more wells will be anticipated. Pogo owns 50% of that new field, which should be on production by the fourth quarter of this year.

POGO PRODUCING COMPANY - January 23, 2001                               Page 3

     Even more significant to Pogo are the two discovery wells at Main Pass Blocks 61/62. Again, this field was bought at that same March 2000 OCS lease sale, and was drilled twice before the year was out. The Block 61 #1 well discovered 96 feet of net oil on a huge structure. And a delineation well, the Block 62 #1, was then drilled to the Southwest of the 61 #1, and that second well established the continuing existence of the oil column approximately 120 feet down structure. Those two Main Pass wells have now confirmed the presence of an 800 acre reservoir with as much as 640 feet of total oil column.

     A third well on this new field will begin drilling within a few days, and more wells will follow. Pogo owns 100% of the working interest ownership of this field and plans to bring it on stream prior to the end of this year. Continuing development activity at Mississippi Canyon Block 661705 field, which is operated and owned approximately 70% by Pogo, should result in production by the fourth quarter of this year, also. Those three offshore fields allow Pogo to project another domestic production increase in 2001, as they all start producing in the fourth quarter of this year, and yet again in 2002 when we will benefit from a full year of production from all three fields.

     In Thailand, the next exploration program of seven to ten wells will begin in early February. Initial drilling will focus on the exploration areas of South Jarmjuree and Kung. Meanwhile, six platforms have been ordered by Pogo and its partners in Thailand. Those platforms are now being fabricated and five of the six are earmarked for the Benchamas field. When they have been built, set and the wells drilled, those new platforms should bring on significant new volumes of crude oil by approximately mid-2002. One of the six new platforms will be designated for the Maliwan field, which should begin producing by the fourth quarter of this year.

     Three additional future platform locations have already been identified and justified by successful Maliwan field drilling performed in 1999 and 2000.
Those three and other platforms should be ordered by Pogo and its partners later this year.

     Our on-shore divisions in the Permian Basin and the Gulf Coast are also very active. In the Permian, we drilled 42 new wells in 2000, and 40 of them were successfully completed as producers. And we've budgeted to drill 46 more Permian Basin wells in 2001. In the on-shore Gulf Coast area, we have started exploratory drilling on the first of six prospects generated from

POGO PRODUCING COMPANY - January 23, 2001                               Page 4

our 61 square mile 3D Seismic shoot in the Thibodaux area of Lafourche Parish, Louisiana. If most, or all, of those six wells are successful, many additional wells would be expected to follow.

     Our exploratory Seismic operation in Hungary is progressing rapidly. The Szolnok license area 2D program was completed in October, and the 888.8 line km of Seismic data which was generated is proving to be very interesting, leading to the immediate commencement of two simultaneous 3D Seismic acquisition programs.

     In the Tompa license area, 36,000 acres of 3D has already been generated within the last 60 days, with at least 40,000 additional acres presently working. In the Kenderes sub-area of the Szolnok license area, 41,000 acres of 3D has been completed. A new 3D acquisition program will begin in the Koros sub-area in southern Szolnok in May. Our objective is to be ready to commence a multi-well drilling program in each of the Tompa and Szolnok license areas before the end of this year. Pogo owns 100% of the 778,000 license acres in these two prospective parts of the Panonian Basin in Central and Southeastern Hungary.

     In another international venue, the Denmark North Sea, where Pogo is a 40% owner of an 81,000 acre license, an exploratory well should be drilled late this year to capitalise on both our 3D Seismic data on the block and the recent flourish of successful drilling activity in the geographic area surrounding our Denmark license.

     Pogo's Board of Directors today approved a $275 million capital and exploration budget for 2001, up from approximately $180 million expended in 2000. That budget should be well within most street estimates of Pogo's 2001 discretionary cash flow. And it includes the planned drilling of 151 gross wells company-wide.

     Of course, none of the forgoing results or forward-looking statements reflect any information from North Central Oil Corporation, the wholly-owned subsidiary of NORIC Corporation. An announcement of Pogo's pending acquisition of NORIC Corporation was made on November 20, 2000. As previously announced, pending regulatory and shareholders' approval, closing of the acquisition is anticipated late this quarter. Based upon information provided to us by North Central, their independent engineers at the firm of Miller & Lents have estimated North Central's year-end 2000 proven reserves to be 537 BCFE. That is an increase of some five BCFE from the mid-year 2000 Miller & Lents reserves report, which was examined

POGO PRODUCING COMPANY - January 23, 2001                               Page 5

by Pogo in evaluating this acquisition, and is an impressive 105 BCFE increase from North Central's proven reserves as of year-end 1999. It represents a production replacement rate of 341% for the year 2000.

     As we have said repeatedly since the announcement of this planned acquisition, we are very pleased with the potential that it offers. It is an outstanding company with great potential that will fit Pogo's business plan famously. Now here is our Chief Financial Officer, Jim Ulm, who will briefly review Pogo's financial results. And following his report, Stuart, Jim and I will be happy to answer your questions. Jim?

JIM ULM

     Thank you Paul, and thank you everyone for listening in today. The operating successes in 2000 that Paul described earlier set the stage for Pogo's best financial results ever. Record revenues of almost $500 million, net income of $87 million, and discretionary cash flow totalling $316 million. We paid off our bank debt in May of 2000, fully funded our capital program and added over $135 million to free cash by year-end. These results improved our financial strength and put us in an excellent position to negotiate the North Central transaction Paul mentioned.

     Post the announcement of the North Central deal, we have hedged, using floors, 70 MMcf per day for the period from April 2001 through December 2002. These floor prices equal $4.25 per MCF for April 2001 through March 2002, and $4.00 per MCF for April 2002 through December 2002.

     Thank you.  And I'd like to open the call up for questions.

     QUESTIONS AND ANSWERS

OP: Thank you. Ladies and gentlemen, we will now begin the question and answer session. If you have a question, please press the "1" followed by the "4" on your telephone. You will hear a three-tone prompt acknowledging your request. If your question has been answered and you wish to withdraw your polling request, you may do so by pressing the "1" followed by the "3". If you are on a speaker-phone, please pick up your handset before entering your request. One moment, please, for your first question. [Pause] As a reminder, ladies and gentlemen, if you do have a question, please press the "14" at this time.

POGO PRODUCING COMPANY - January 23, 2001                               Page 6

     Your first question is from John Herrlin, of Merrill Lynch. Please proceed with your question.

JH: Hi, guys. I just had a question on Block 61. You kind of gave us enough information to calculate the size of the shoebox. I was wondering if you wanted to be more specific in terms of what you think the reserve potential is there, since it's a nice discovery.

PV: Yes, it is. This is Paul, John. Thanks for calling in. It is a terrific discovery, and we can tell you that we have booked almost 16 million barrels of proven reserves from just those first two wells on that particular shoebox. So, it's a good-sized box. We intend to develop it. It will require some drilling and some additional wells. As I mentioned, the third well on the prospect is being drilled almost immediately, and further wells will be drilled quickly in order to get the thing on stream before the end of the year.

     The ultimate size is not at this present moment known to us, but it's obviously a very good-sized one for our company.

JH: And then I had one follow-up. With capex, could you break it down between exploration and development, Paul?

PV: Yes. Pogo's exploration and development is broken down about 75:25 in favor of development for the year 2001. We have a number of facilities that need to be set as well this year, including the ones at Main Pass 61/62, as you know, in order to get that one on stream. And we're still setting facilities as well on Ewing Banks and finishing up the facilities to get the Mississippi Canyon block on stream. So, domestically, it's approximately the same as it is internationally. It's about 75:25 development to exploration.

JH: Then, the last question. In terms of activity, you are having a busier year. Are you seeing any problems, or are you having any problems, getting services at all? Rigs or service providers?

PV: No. To date, we've been very fortunate and I think that stems from a long-standing relationship with lots of drillers and service and supply companies that we have over the last 31 years. Obviously, prices are up some. That's good news for the service companies and the drillers. But it has not translated itself into a problem for us in getting the rigs and services that we need. We're locked in with the rigs we need in the capital budget.

POGO PRODUCING COMPANY - January 23, 2001                               Page 7

JH:  Thanks.

PV:  Thank you, John.

OP: Your next question is from Jeff Robertson, of Lehman Brothers. Please proceed with your question.

JR:  Good afternoon, Paul.

PV:  Hi, Jeff.

JR: You've got a lot of properties and projects scheduled to start production toward the end of this year and carrying through next year in the Gulf of Thailand, in particular. Are you all comfortable yet in talking about, a little more specifically, in terms of what those increases might be?

PV: Yes, let me give you as much help as I can at this moment on that, Jeff. We've just completed what really turns out to be the first year of what we promised to be three pretty remarkable years with regard to projections of production. You have to think back through this year, which was a 33% year-over-year production increase. Building upon that, we've said, and we believe, that in the year 2001 we see, at Pogo, an 8% to 10% year-over-year production increase. And, of course, as you've pointed out, in both domestically and in Thailand, that leads to a very good 2002.
     Domestically, we have those three properties that are coming on stream in the fourth quarter in the Gulf of Mexico. That should add significant volumes. And in Thailand we have five production platforms that will be set in the Benchamas area that should be coming on stream in about mid-2002. So, you're going to see some very significant year-over-year increases in production company-wide at 2002 relative to 2001.

     So, we're very optimistic, and happy about all of that. In addition to that, of course, we're looking forward to the completion of the merger with North Central, which will significantly increase our domestic natural gas production, effective as of the completion of that merger, which is expected within just a few weeks.

JR: Okay. So, Paul, the 8% to 10% refers to just Pogo, ex North Central, right?

PV:  That's correct.

JR: Okay. And a couple of other things. In Thailand, Paul, you all were working on a project, I believe it is to the East of Tantawan with the offset operator British Gas, I think.

POGO PRODUCING COMPANY - January 23, 2001                               Page 8

PV:  Right.

JR: Have you made any progress on resolving the issues you needed to go ahead with that?

PV: Not quite finished yet. Thank you, Jeff. That Block 9A is a block, as you mentioned, that is operated and leased by British Gas. It contains as a partner, Chevron, who's our partner on our side of the line. We've worked an agreement on farming-in from British Gas. It is still subject to certain regulatory governmental approvals within the Department of Mineral Resources and the government of Thailand. As soon as those approvals are obtained, we'll be wanting to move ahead with that, because we have, as you know, some pretty significant prospects on either side of the line based upon 3D Seismic that we've shot on both sides of that line in earlier years.

JR: From a timing standpoint, Paul, is it realistic that if you get that farm-out agreement completed, say, in the first half of this year, that production - and you've got the drilling - that you could start producing at the end of 2002 or is it beyond that?

PV: I think that would probably be reasonable, but I can't say that it's likely. Because we just don't have any control over the governmental approvals.

JR: And lastly, Paul, with your increase in production in Thailand and with the strengthening in oil prices, and now the increasing in costs, have you seen any adjustment to the gas price for your contract over there?

PV: Yes, we adjust our gas price under contract every six months, in April and October. It was last adjusted in October based on the trailing six months, as you know. We'll see a new adjustment in April of this year, will be based on the trailing six months from October through April, and it will be based, as it usually is, principally upon Singapore fuel oil prices, which as you know are a proxy for world oil prices. As long as world oil prices stay as good as they seem to be right now, we would expect to perhaps pick up a little bit on the price in April from the current prices.

JR:  Okay.  Thank you, Paul.

PV:  Thank you.

OP: Your next question is from Alessandra Zortea, from Goldman Sachs. Please proceed with your question.

AZ:  Good afternoon.

POGO PRODUCING COMPANY - January 23, 2001                               Page 9

PV:  Hi, Alessandra.

AZ: Hey, Paul, I'm going to follow up a little bit on the first question that Jeff asked you. Without pinning down, sort of, growth rates or ultimate production numbers, can you give us a sense if you put together Main Pass 61/62 and Ewing Banks and Mississippi Canyon 661/705... Because they're coming out a little earlier than I thought you had previously indicated. Can you give us, at least, a range or a sense as to those three projects, how much they could add to your production?

PV: Sure. I can give you some help on that. With regard to timing, all of them are basically are mid-fourth quarter of this year. Main Pass 61/62 will be very near the end of the fourth quarter near the end of the year. Most of the production you'll see there will stabilise in 2002 first quarter.

     Ewing Banks could be on stream a little earlier in the fourth quarter, and mid-fourth quarter you're going to see Mississippi Canyon. I've said previously, in a forward-looking statement publicly, we think that the production rates' gross rates from the development project at Mississippi Canyon could probably reach something on the order of gross 50 million cubic feet of natural gas a day, and perhaps as much as 4,000 to 5,000 barrels of oil a day, net to our interest, which is approximately 70%. And then reducing it for royalties. That's a production increase when it's stabilises of something on the order of 30 million cubic feet of gas a day and something around 3,000 barrels of oil a day, which is significant.

     The other two blocks could very well...

AZ:  Sorry, Paul.  This was Mississippi Canyon, right?

PV: That was the Mississippi Canyon 661/705 development project. When you combine that with probably a fairly decent gas at stabilised rates from the other two exploration successes that we've had at Main Pass 61/62, and at Ewing Banks 871/872, I can see Pogo hoping, in the stabilised early production, to be able to see some rates incrementally of somewhere in the order of 30 million to 35 million cubic feet of natural gas per day, incrementally adding in 12,000 to 13,000 barrels of crude oil a day.

     Now, that is very early, and it's accumulative of three blocks. And it does not account for what may well be further development on all of these blocks to raise the

POGO PRODUCING COMPANY - January 23, 2001                               Page 10

     production levels on any one or more of them to higher levels. But based on what we know now, this could be an early stabilised rate in 2002 that you'll start to see ramping up in late 2001.

AZ: And, I'm sorry, Paul. When you say based on what we know now, that's based on the wells you've currently drilled?

PV: That's correct. It's all been good news. We just are drilling another well, a second well, at Ewing Banks right this minute. Within the next day or so we will be drilling a third well on Main Pass. There is still development, of course, going on, and connections and mechanics and plumbing at work at Mississippi Canyon. So, I'm not trying to ____ of it in any tricky way. I'm just saying, based on the wells that we've drilled to date, this is the initial stabilised rate we could expect.

AZ: Right. And then can you remind us whether there is anything... or what you're drilling right now that might be sort of along the magnitude of these type of projects?

PV: Well, we have a good drilling program scheduled for 2001. It involves more gross wells than we've drilled, well, at least in my memory, in the last 22 or 23 years at Pogo. We have 151 wells budgeted. 52 of those are in Thailand. Of those 52 wells, we have a dozen more or less that are exploration wells. We'll be drilling in an exploration program of seven to ten wells that begins in February. And that is within just about a week or so.

     We'll be drilling at least a couple of new wells down in the Kung area in the South part of Block B8/32. Those could be significant because they're not yet in a production license area. We'll be drilling four or five additional wells in the South Jarmjuree area, both South of the production license area of Jarmjuree and in the Southern part of that PLA. Those are exploration wells, or at least most of them are exploration wells that could add significant reserves.

     I'd like to point out - and I had not mentioned it until this moment - that as you build through 2002 to 2003, you'll see a full year of production from those five platforms at Benchamas that we mentioned will be set on production by about mid-year 2002. You'll also see some stabilised production from Maliwin that starts late this year. And you'll commence to see near the end of 2003 the first production that we are expecting from the Jarmjuree field, which should be coming on stream then.

POGO PRODUCING COMPANY - January 23, 2001                               Page 11

     So, a good company is always looking to layer on additional steps up the ladder. And I think we've done that with the programs that we have coming up.

AZ: And how about the Gulf of Mexico? Can you comment on exploration activity there this year versus last year?

PV: Yes, I can. We have $125 million more or less earmarked for the offshore Gulf of Mexico. That should drill about 33 wells, including setting a lot of hardware. That compares to last year, when we spent about $67 million in the Gulf of Mexico with such marked success. You also have to remember, as you're factoring what Pogo will look like in the next two or three years... Assuming a successful completion of the acquisition of North Central, you're going to see a growing property mix from South Texas, South Louisiana, and up in Wyoming, that is coming from that fine company.

     And we expect that a more aggressive drilling program of about 66 wells this year from those North Central properties, as compared to 44 wells drilled last year. [We] should see some additional volumes. And we expect that to grow. And we've said this in the past in a forward-looking statement: 15% year-over-year on production, and that's basically North American natural gas.

AZ: Okay, final question. The $275 million of capital for 2001 does account for the money you're going to spend on the North Central properties, right?

PV: It does not. That $275 million capital budget is relative to Pogo's properties only. The merger is not completed. Most street estimates are well in excess of $300 million for discretionary cash flow relative to Pogo's properties. North Central's budget is being handled by North Central at this moment, prior to the finalisation of the merger. But we are looking for, as a go-by starting point of about $75 million of capital expenditures earmarked for the year 2001, assuming the completion of the merger, relative to those North Central properties. So, that $75 million should also be well within discretionary cash flow. A reasonable estimate of that is somewhere in the $120 million range for the year 2001.

     So, we have room to build that as we go through the year and I think that will prove to be quite productive for us.

AZ:  All right.  Thank you.

POGO PRODUCING COMPANY - January 23, 2001                               Page 12

PV:  Thank you, Alessandra.

OP: Your next question is from Ellen Hannan, of Bear Stearns. Please proceed with your question.

EH: Good afternoon. Most of my questions have been answered, except Paul, could you give us some idea (and you may have told me in answering Alessandra's question) the split in your capex, just from Pogo, between the U.S. and the international?

PV: Yes, Ellen. Thank you for asking. I didn't do that precisely, and I'm happy to. Of our $275 million, $70 million of it is earmarked for Thailand. And that will, we think, drill us 52 wells, and fabricate at least six platforms. We also have $17 million earmarked for Hungary, which will complete the 3D Seismic that I talked about on both the Szolnok and the Tompa areas. And we budgeted for the first couple of wells, as well, in that particular budget.

     The rest of it is for North America. $125 million of it for the offshore and the rest of it for the onshore and the Permian and Alberta.

EH: Okay. Thank you. Just one last question maybe for Jim. This is not easy to forecast, but could you give us your sense of what you're looking for as a percentage of your taxes to be deferred in 2001 relative to the current price outlook in your hedges? And how much foreign income versus U.S. income you might expect to generate?

JU: Sure, Ellen, I'll take a stab at that. Our tax rate that we had in 2000, you'll notice was about 43%, and that's representative of our U.S. rate of 35% and the rate with the income that we generated in Thailand of about 50%. We had significant drilling that we talked about during the year. We also had some tax credits available in Thailand. And as a result, we deferred about 95% of our taxes in 2000.

     Going forward, it will depend, obviously, on commodity prices, as you say. But, I think if you're somewhere in the 50% to 60% range for deferring, you'll be pretty close.

EH:  Great.  Thank you very much.

PV:  Thank you, Ellen.

OP: Your next question is from Kelly Krenger, of Bank of America Securities. Please proceed with your question.

POGO PRODUCING COMPANY - January 23, 2001                               Page 13

KK: Good afternoon. I just have a few questions here. I was wondering if you could tell us what percent of your reserves, if you've got this data done at this stage, are proved and developed?

JU: Kelly, I don't have that number off the top of my head at this point. And I'll have to communicate that at a later point.

KK: Okay. And, if I recollect right, you guys didn't do much in the way of buying or selling properties in 2000. And if I just use the reserve adds and the capital that you indicated you spent in your press release for 2000, it looks like your finding costs are roughly $5.00. Is that about right?

PV: That's about right. We spent about $180 million and we added 217 BCFE, proven.

KK:  Okay.  And, lastly, what was your cash balance at the end of the year?

JU: Kelly, our cash balance was about $82 million. And that's, as I've mentioned, reflective of the fact we've paid off our bank debt in May. We generated significant free cash this year, both in the U.S. and Thailand, and ended the year with about $82 million, I think it's about $81.5 million exactly, of cash.

KK:  Okay.  That's great.  Thank you.

OP: As a reminder, ladies and gentlemen, if there are any additional questions, please press the "1" followed by the "4" at this time. [pause] You have a follow-up question from Jeff Robertson, of Lehman Brothers. Please proceed with your question.

JR: One quick one, Paul, and then a different one. On the reserves, the 942 BCF equivalence, what percent of those are oil and gas?

PV: Yes. At year-end, that is 61% oil, and 39% gas, which is reflective of the fact that we found a lot of good oil in Benchamas in Thailand, and now in the Gulf of Mexico blocks that we have talked about fairly extensively on this telephone call. You would be interested to know, and I think it's important to note, that pro forma, the combined Pogo-North Central reserves would be 57% natural gas, 43% oil.

JR:  Okay.  And that includes the 537 B's?

PV:  Right.  Their's are about 89% gas.

JR: Okay. Paul, as you look at Pogo today, with North Central. The Canadian assets that you all acquired in the arch transaction are a pretty small part of the overall picture.

POGO PRODUCING COMPANY - January 23, 2001                               Page 14

PV:  That's correct.

JR: What do you want to do in Canada in terms of either growing it, or just what are your plans up there?

PV: Let me answer that in two parts. We've had some very good success in our drilling in the second half of the year 2000. We've drilled several wells that appear to be quite prospective, and will be quite productive Notably among those is a 15 of 21 well in the Garrington area North of Calgary, which looks like several BCF of reserves and probably will be on stream in the second quarter of the year. And it could be doing about, in a forward-looking statement sort of way, 5 million or 6 million cubic feet of natural gas per day. And fortunately, we have that particular block at this time 100%.

     So, we have some good results. We don't have a lot of reserves. And I think that's the point of your question, and it's correctly phrased. We don't have a lot of reserves. We do have a lot of exploration acreage. And when we bought it from Arch, we bought it for the exploration upside. And, as with any international play, the exploration prospects that you generate on 120,000 gross acres, more or less in Canada, are going to take you a little bit of time.

     I don't know exactly that we'll be able to grow the base as fast as we would like, easily. But, the base is obviously too little for our size of company at the present time. And it takes a good while to grow it simply with the drill bit. And so obviously, we're looking for the opportunity to make an acquisition that would add real mass or real bulk to the size of the Canadian portfolio.

JR: Okay. In terms of the types of things that might be attractive, do you want to continue to look for things that would add more on the exploration side, or are you looking for proved reserves, or both, or just whatever the most opportunistic thing is?

PV: Right. It's a mix, always. We feel like we have outstanding explorationists at Pogo. You're always looking for an opportunity to exploit your asset base, and they are our asset base. You're also able, once in a while, to make some opportunistic acquisitions of development properties that through accelerated drilling and access to the capital markets, which we offer obviously, to the portfolio of good properties that belong to North

POGO PRODUCING COMPANY - January 23, 2001                               Page 15

     Central. That also adds a good bit of glamor to a company, particularly in natural gas acquisitions in North America. It seems to be an awfully good time to have that, isn't it?

JR: Yes. Lastly, Paul, as you put the North Central assets together with Pogo's assets, is there much that you would look to sell over the course of the year to clean up the asset base?

PV: Not really looking to sell very much. I think it's just about as pristine an acquisition as you could have found. When you find a company with over a half a trillion cubic feet of proven reserves... 91% of those reserves being in just seven fields, and all of the reserves being in 20 fields and every one of those fields, save one - the Madden field in Wyoming, which is a gem of a field with tons of upside potential - every one of the rest of them are in the Gulf Coast onshore... you have an acquisition that really doesn't need much in the way of weeding.

JR:  Thank you, Paul.

PV:  Thank you.

OP: Your next question is from Tim Koether, of UBS Warburg. Please proceed with your question.

TK: Good afternoon. Can you just give us some idea as to your thoughts right now with regards to the financing of the NORIC acquisition? It looks to me, that with the cash on hand and your bank availability, that that's something that you could do. And with the cash flow that you're going to generate this year, [you could] pay that down fairly quickly. Can you just tell me what you're thinking there?

JU: Yes. This is Jim. I guess the way I would answer that is our primary focus here has initially been to make sure that we have liquidity at closing. We are currently negotiating a new bank credit facility. We think it'll be about a $500 million facility. We anticipate that we will borrow somewhere in the range of $370 million, so we'll have $100 million of dry powder under the new facility at closing.

     You're correct in that our estimates show that we'll generate free cash this year that we'll use to pay down the debt. So, the primary consideration here is to have liquidity at closing. And then in terms of permanent financing, we'll consider that at a later point and we'll do it opportunistically.

POGO PRODUCING COMPANY - January 23, 2001                               Page 16

TK:  Okay.  And would you mind just going over your hedging position again?

JU: Sure. We hedged 70 million cubic feet of natural gas a day, beginning in April 2001 going through December of 2002. We purchased a floor, which means we get to keep all the upside. The first floor that we bought ran from April 2001 through March of 2002. That was a $4.25 floor.

     The second, or the last couple of months of 2002, running April 2002 through December 2002, we bought a $4.00 floor. So, 70 million a day, $4.25 floor, April through March. $4.00 floor April through December 2002.

TK:  Great.  Thanks.

PV:  Cathleen, I'm told we have time for just one more question.

OP:  Actually we have no other questions right now.

PV: Thank you very much. And I'd like to say that we do appreciate your tuning in. We appreciate your interest in Pogo. We have, I think, a very significant story of growth that we're telling. This is a company that's 31 years old and with age comes some amount of wisdom in the way you do business. But we have an attitude of a new company with new assets, new discoveries, lots of potential. And we're very excited about it, and I think you can tell that. Thank you.

OP: Ladies and gentlemen, that does conclude your conference call for today. You may disconnect and we thank you for participating.

[End of Recording]